Exhibit 99.1

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JAMES MAHONEY TO STEP DOWN AS DPL CEO

•                  Leadership ‘has helped move this company forward’

•                  National search for successor under way

•                  Seamless management transition seen

DAYTON, Ohio – April 3, 2006 – DPL Inc. (NYSE: DPL) announced today that James V. Mahoney, President and Chief Executive Officer of the Company and its principal subsidiary, The Dayton Power and Light Company (DP&L), has informed the Board of his desire to step down this year. Mahoney’s career in the energy industry has spanned 31 years, and his accomplishments reflect a steady pursuit of higher challenges. Mahoney indicated that he intends to fulfill a longstanding goal by becoming more directly involved in shaping the debate on broader national and global issues affecting the entire energy industry.

“Over the past two years, Jim Mahoney has restored trust with our many constituencies, reinstilled transparency and collegiality within our culture, and provided invaluable leadership that has helped move this company forward,” said Robert D. Biggs, Executive Chairman. “While we respect his decision to move on, he will leave behind a customer-focused company that is performing well and on the right growth and profitability trajectory.”

The Board has engaged Heidrick & Struggles International, Inc., a leading executive search and leadership consulting firm, to conduct a national search. To ensure a seamless transition, Mahoney has agreed to serve through July 31, 2006.

Mahoney, who will also relinquish his seat on the Board, has held his current positions since May 16, 2004. He joined DPL in January 2003 as President of DPL Energy LLC, a wholly owned subsidiary responsible for wholesale and retail energy sales and marketing.

Among other significant accomplishments during Mahoney’s tenure, Biggs cited the sale of a $1 billion private equity portfolio; the strengthening of the balance sheet through debt reductions, refinancings and stock buybacks; negotiation of a five-year Rate Stabilization Plan with the Public Utilities Commission of Ohio; negotiation of a three-year labor agreement with the Utility Workers Union of America; generation of near-record levels of electricity at one of the best efficiency levels in the past 10 years; and continued commitment to customers by providing reliable electric services at competitive prices.

“With these essential components in place, Jim has established a solid foundation upon which the Board and his successor will continue to build. Our objective is to serve our customers reliably while increasing shareholder value,” said Biggs. “Having simplified our business model, strengthened controls and processes, and stabilized our rate structure, this is an appropriate time in the Company’s evolution to seek a recognized industry leader to carry out the next building steps of our strategic mission as a reliable, efficient, profitable and well-regarded investor-owned regional utility.”

Mahoney said, “I am very proud of what we have been able to accomplish with the support of our employees, the Board and our shareholders. Clearly, the stable rate and labor environment is the basis for sustained growth, a competitive dividend rate for investors and a strong future for DPL.

“At the same time, I look forward to finding new challenges and experiences and being involved in emerging energy issues such as large capital decisions, major corporate transformations, new technologies, the development of energy legislation and shaping the evolution of competitive national and global energy markets.”

Before joining DPL Inc., Mahoney served as President of Energy Market Solutions, an energy consulting firm, and President and Chief Executive Officer of EarthFirst Technologies, Incorporated, an environmental technology company. He has also held a number of senior management positions within the utility and non-regulated power industry, including Senior Vice President–Asset Management at PG&E Generating Company; President – USGenNE at U.S. Generating Company; Chief Operating Officer of PGE Energy Trading; and President and CEO of USGen Power Services LP, a power marketing business.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

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